EXHIBIT 23



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the post-effective Amendment No. 2 to Registration Statement on Form SB-2 of SLS International, Inc., of our report dated March 3, 2005 relating to the consolidated financial statements of SLS International, Inc., as of December 31, 2004 and 2003 and for the years ended December 31, 2004 and 2003 included in the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 28, 2005. We also consent to the references to us under the heading "Experts" in the Prospectus.

/s/ Weaver & Martin, LLC


Weaver & Martin, LLC
Certified Public Accountants
Kansas City, Missouri
April 28, 2005